SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. )

                              Occam Networks, Inc.

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    67457P101
                                 (CUSIP Number)

                                Michael P. Maher
                            c/o U.S. Venture Partners
                               2735 Sand Hill Road
                              Menlo Park, CA 94025
                                 (650) 854-9080

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                                Linda Daley, Esq.
        C/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP
                  155 Constitution Drive, Menlo Park, CA 94025
                                 (650) 463-5243

                                  May 23, 2002
             (Date of Event Which Requires Filing of This Statement)


                               Page 1 of 30 Pages


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 2 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY)
                       U.S. Venture Partners V, L.P. ("USVP V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
6            Delaware
------------------------------------ -------- ------------------------------------------------------------------------
       NUMBER OF                     7        SOLE VOTING POWER
        SHARES                                5,785,560 shares,  except that Presidio  Management Group V, L.L.C. ("PMG
     BENEFICIALLY                             V"),  the  general  partner of USVP V, may be deemed to have sole  voting
     OWNED BY EACH                            power with respect to such shares, and Irwin Federman ("Federman"), Jason
       REPORTING                              E. Green  ("Green"),  Steven M.  Krausz  ("Krausz"),  Stuart G.  Phillips
        PERSON                                ("Phillips"),  Jonathan D. Root ("Root ") and Philip M. Young  ("Young"),
         WITH                                 the  managing  members  of PMG V, may be deemed  to have a shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              5,785,560  shares,  except PMG V, the  general  partner of USVP V, may be deemed to have sole  dispositive  power with respect to such shares,  and
                                              Federman,  Green, Krausz,  Phillips, Root and Young, the managing members of PMG V, may be deemed to have a shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                                                       5,785,560
------------ ---------------------------------------------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13                                                                                                     4.1%
------------ ---------------------------------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON*
14                                                                                                     PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 3 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V International, L.P. ("V Int'l")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)     [ ]
------------ ---------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
6            Cayman Islands
------------ ---------------------------------------------------------------------------------------------------------
                                     7        SOLE VOTING POWER
                                              321,420 shares, except that PMG V, the general partner of V Int'l, may be deemed to have  sole  voting  power  with  respect  to such  shares,  and
                                              Federman,  Green, Krausz,  Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              321,420 shares, except that PMG V, the general partner of V Int'l, may be deemed to have sole  dispositive  power with respect to such shares,  and
                                              Federman,  Green, Krausz,  Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
11           REPORTING PERSON                                                                       321,420
------------ ---------------------------------------------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
12           EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13                                                                                                  0.23 %
------------ ---------------------------------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON*
14                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 4 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V Entrepreneur Partners, L.P. ("EP V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)  [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
          NUMBER OF                  7        SOLE VOTING POWER
           SHARES                             141,425  shares,  except that PMG V, the general  partner of EP V, may be
        BENEFICIALLY                          deemed to have  sole  voting  power  with  respect  to such  shares,  and
        OWNED BY EACH                         Federman,  Green, Krausz,  Phillips, Root and Young, the managing members
          REPORTING                           of PMG V, may be deemed to have shared  voting power with respect to such
           PERSON                             shares.
            WITH                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              141,425  shares,  except that PMG V, the general  partner of EP V, may be deemed to have sole  dispositive  power with respect to such shares,  and
                                              Federman,  Green, Krausz,  Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       141,425
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                    0.10%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 5 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY)
                      2180 Associates Fund V, L.P. ("2180 V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF                   7        SOLE VOTING POWER
          SHARES                              179,995 shares,  except that PMG V, the general partner of 2180 V, may be
       BENEFICIALLY                           deemed to have  sole  voting  power  with  respect  to such  shares,  and
       OWNED BY EACH                          Federman,  Green, Krausz,  Phillips, Root and Young, the managing members
         REPORTING                            of PMG V, may be deemed to have shared  voting power with respect to such
          PERSON                              shares.
           WITH                      -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              179,995 shares,  except that PMG V, the general partner of 2180 V, may be deemed to have sole  dispositive  power with respect to such shares,  and
                                              Federman,  Green, Krausz,  Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       179,995
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                    0.13%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 6 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
                      Presidio Management Group V, L.L.C. ("PMG V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
       NUMBER OF                     7        SOLE VOTING POWER
        SHARES                                6,428,400 shares (shares directly owned by USVP V, V Int'l, EP V and 2180
     BENEFICIALLY                             V). PMG V is the general  partner of USVP V, V Int'l, EP V and 2180 V and
     OWNED BY EACH                            may be deemed to have sole voting power with respect to such shares,  and
       REPORTING                              Federman,  Green, Krausz,  Phillips, Root and Young, the managing members
        PERSON                                of PMG V, may be deemed to have shared  voting power with respect to such
         WITH                                 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              6,428,400  shares.  PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole dispositive  power with respect to such shares, and Federman,  Green, Krausz,  Phillips,  Root and Young,
                                              the managing  members of PMG V, may be deemed to have shared  dispositive power with respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                     6,428,400
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                    4.6%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                      00
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 7 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY)
                      U.S. Venture Partners VII, L.P. ("USVP VII")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)  [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF                7        SOLE VOTING POWER
             SHARES                           16,992,057 shares, and 681,743 shares issuable upon exercise of warrants,
          BENEFICIALLY                        except that  Presidio  Management  Group VII,  L.L.C.  ("PMG  VII"),  the
          OWNED BY EACH                       general partner of USVP VII, may be deemed to have sole voting power with
            REPORTING                         respect to such shares, and Federman, Winston S. Fu ("Fu"), Green, Krausz,
             PERSON                           David Liddle ("Liddle"), Phillips, Root and Young, the managing members
              WITH                            of PMG VII,  may be deemed to have a shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              16,992,057 shares, and 681,743 shares issuable upon exercise of warrants, except PMG VII,  the general  partner of USVP VII,  may be deemed to have sole  dispositive  power with respect to such shares,  and Federman,  Fu,
                                              Green, Krausz, Liddle,  Phillips, Root and Young, the managing members of
                                              PMG VII, may be deemed to have a shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       17,673,800
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                      12.5%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                        PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 8 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY)
                      USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
          NUMBER OF                  7        SOLE VOTING POWER
           SHARES                             176,997  shares,  and 7,101 shares  issuable  upon  exercise of warrants,
        BENEFICIALLY                          except that PMG VII,  the general  partner of EP VII-A,  may be deemed to
        OWNED BY EACH                         have sole voting  power with respect to such shares,  and  Federman,  Fu,
          REPORTING                           Green, Krausz, Liddle,  Phillips, Root and Young, the managing members of
           PERSON                             PMG VII,  may be deemed to have shared  voting power with respect to such
            WITH                              shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              176,997  shares,  and 7,101 shares  issuable  upon  exercise of warrants, except that PMG VII,  the general  partner of EP VII-A,  may be deemed to have sole  dispositive  power with respect to such shares,  and Federman,
                                              Fu, Green, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       184,098
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                    0.13%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 9 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY)
                      USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF                   7        SOLE VOTING POWER
          SHARES                              176,997  shares,  and 7,101 shares  issuable  upon  exercise of warrants,
       BENEFICIALLY                           except that PMG VII,  the general  partner of EP VII-B,  may be deemed to
       OWNED BY EACH                          have sole voting  power with respect to such shares,  and  Federman,  Fu,
         REPORTING                            Green, Krausz, Liddle,  Phillips, Root and Young, the managing members of
          PERSON                              PMG VII,  may be deemed to have shared  voting power with respect to such
           WITH                               shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              176,997  shares,  and 7,101 shares  issuable  upon  exercise of warrants, except that PMG VII,  the general  partner of EP VII-B,  may be deemed to have sole  dispositive  power with respect to such shares,  and Federman,
                                              Fu, Green, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       184,098
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                    0.13%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 10 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS  (ENTITIES ONLY)
                      2180 Associates Fund VII, L.P. ("2180 VII")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)    [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
       NUMBER OF                     7        SOLE VOTING POWER
        SHARES                                353,997  shares,  and 14,202  shares  issuable upon exercise of warrants,
     BENEFICIALLY                             except that PMG VII,  the general  partner of 2180 VII,  may be deemed to
     OWNED BY EACH                            have sole voting  power with respect to such shares,  and  Federman,  Fu,
       REPORTING                              Green, Krausz, Liddle,  Phillips, Root and Young, the managing members of
        PERSON                                PMG VII,  may be deemed to have shared  voting power with respect to such
         WITH                                 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              353,997  shares,  and 14,202  shares  issuable upon exercise of warrants, except that PMG VII,  the general  partner of 2180 VII,  may be deemed to have sole  dispositive  power with respect to such shares,  and Federman,
                                              Fu, Green, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       368,199
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                    0.26%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 11 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
                      Presidio Management Group VII, L.L.C. ("PMG VII")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)    [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF                   7        SOLE VOTING POWER
          SHARES                              17,700,048  shares directly held by USVP VII, EP VII-A, EP VII-B and 2180
       BENEFICIALLY                           VII and 710,147 shares  issuable upon exercise of warrants  directly held
       OWNED BY EACH                          by USVP VII,  EP VII-A,  EP VII-B  and 2180 VII.  PMG VII is the  general
         REPORTING                            partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to
          PERSON                              have sole voting  power with respect to such shares,  and  Federman,  Fu,
           WITH                               Green, Krausz, Liddle,  Phillips, Root and Young, the managing members of
                                              PMG VII,  may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              17,700,048  shares directly held by USVP VII, EP VII-A, EP VII-B and 2180
                                              VII and 710, 147 shares  issuable upon exercise of warrants held directly by USVP VII,  EP VII-A,  EP VII-B  and 2180 VII.  PMG VII is the  general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole  dispositive  power with respect to such shares,  and Federman,
                                              Fu, Green, Krausz, Liddle, Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       18,410,195
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                      13.0%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                        00
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 12 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares  directly held by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  directly  held by USVP VII, EP VII-A,  EP VII-B and
                                              2180  VII.  Federman  is a  managing  member  of both PMG V, the  general partner  of USVP V, V Int'l,  EP V and 2180 V, and PMG VII,  the  general partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares  directly held by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  directly  held by USVP VII, EP VII-A,  EP VII-B and
                                              2180  VII.  Federman  is a  managing  member  of both PMG V, the  general partner  of USVP V, V Int'l,  EP V and 2180 V, and PMG VII,  the  general partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,838,595
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                       17.5%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                        IN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 13 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
                      Winston S. Fu ("Fu")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                             17,700,048  shares directly held by USVP VII, EP VII-A, EP VII-B and 2180
                                              VII and 710,147 shares  issuable upon exercise of warrants  directly held by USVP VII, EP VII-A,  EP VII-B and 2180 VII. Fu is a managing member of
                                              PMG VII,  the general  partner of USVP VII,  EP VII-A,  EP VII-B and 2180
                                              VII,  and may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              17,700,048  shares directly held by USVP VII, EP VII-A, EP VII-B and 2180
                                              VII and 710,147 shares  issuable upon exercise of warrants  directly held by USVP VII, EP VII-A,  EP VII-B and 2180 VII. Fu is a managing member of
                                              PMG VII,  the general  partner of USVP VII,  EP VII-A,  EP VII-B and 2180
                                              VII, and may be deemed to have shared  dispositive  power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       18,410,195
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                    13.0%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 14 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jason E. Green ("Green")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)    [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180.  Green is a managing  member of both PMG V, the general  partner of
                                              USVP V, V Int'l,  EP V and 2180 V, and PMG VII,  the  general  partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180 VII. Green is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,838,595
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                       17.5%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                        IN
------------ ---------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 15 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)     [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          50,000 shares issuable upon exercise of options.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180 VII.  Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              50,000 shares issuable upon exercise of options.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180 VII.  Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,888,595
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                       17.5%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                         IN
------------ ---------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 16 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David Liddle ("Liddle")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              17,700,048  shares held directly by USVP VII, EP VII-A, EP VII-B and 2180
                                              VII and 710,147  shares  issuable upon exercise of warrants held directly by USVP VII, EP VII-A, EP VII-B and 2180 VII. Liddle is a managing member of PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and 2180
                                              VII,  and may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              17,700,048  shares held directly by USVP VII, EP VII-A, EP VII-B and 2180
                                              VII and 710,147  shares  issuable upon exercise of warrants held directly by USVP VII, EP VII-A, EP VII-B and 2180 VII. Liddle is a managing member of PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and 2180
                                              VII, and may be deemed to have shared  dispositive  power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       18,410,195
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                       13.0%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                        IN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 17 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Stuart G. Phillips ("Phillips")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180  VII.  Phillips  is a  managing  member  of both PMG V, the  general partner  of USVP V, V Int'l,  EP V and 2180 V, and PMG VII,  the  general partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER

                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180  VII.  Phillips  is a  managing  member  of both PMG V, the  general partner  of USVP V, V Int'l,  EP V and 2180 V, and PMG VII,  the  general partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,838,595
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                       17.5%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                         IN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 18 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
                      Jonathan D. Root ("Root")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)  [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180 VII. Root is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l,  EP V and 2180 V, and PMG VII,  the  general  partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180 VII. Root is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l,  EP V and 2180 V, and PMG VII,  the  general  partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,838,595
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                        17.5%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                         IN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 19 of 30 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a) [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*
------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)  [ ]
------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180 VII. Young is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares held  directly by USVP V, V Int'l,  EP V, 2180 V, USVP
                                              VII, EP VII-A,  EP VII-B and 2180 VII and 710,147  shares  issuable  upon exercise of warrants  held  directly by USVP VII, EP VII-A,  EP VII-B and
                                              2180 VII. Young is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and PMG VII, the general partner of
                                              USVP  VII,  EP VII-A,  EP VII-B  and 2180 VII,  and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,838,595
------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*                                                                   [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                       17.5%
------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                        IN
------------ ---------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page  20 of 30 Pages

                  Reporting Persons previously reported ownership of the Common Stock of Issuer as of December 31, 2000 on Schedule 13G (the "Original 13G") pursuant to Rule 13d-1(d) of the Securities Exchange Act of 1934. In connection with the May 23, 2002 merger of the Issuer and Occam Networks, Inc., a California corporation ("Occam California"), certain of the Reporting Persons in the aggregate acquired more than 2% of the outstanding Common Stock of the Issuer and accordingly this
                  Schedule 13D is being filed to reflect the acquisition of such shares and the aggregate ownership of the Reporting Persons.

ITEM 1.           SECURITY AND ISSUER.

                  This statement relates to shares of common stock (the "Common Stock"), of Occam Networks, Inc. (the "Issuer"). The Issuer's principal executive offices are located at 77 Robin Hill Road, Santa Barbara, CA 93117.


ITEM 2            IDENTITY AND BACKGROUND.

                  (a) This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P. ("V Int'l"), USVP V Entrepreneur Partners, L.P. ("EP V"), 2180 Associates Fund V, L.P. ("2180 V"), Presidio Management Group V, L.L.C. ("PMG V"), U.S. Venture Partners VII, L.P. ("USVP VII"), USVP Entrepreneur Partners VII-A ("EP VII-A"), USVP Entrepreneur Partners VII-B ("EP VII-B"), 2180 Associates Fund VII, L.P. ("2180 VII"), Presidio Management Group VII, L.L.C. ("PMG
                  VII"), Irwin Federman ("Federman"), Winston S. Fu ("Fu"), Jason E. Green ("Green"), Steven M. Krausz ("Krausz"), David Liddle ("Liddle"), Stuart G. Phillips ("Phillips"), Jonathan
                  D. Root ("Root") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V Int'l, EP V and 2180 V. Federman, Green, Krausz, Phillips, Root and Young are the managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

                  PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII. Federman, Fu, Green, Krausz, Liddle, Phillips, Root and Young are the managing members of PMG VII, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII.

                  (b) The address of the principal business office for each of the Reporting Persons is U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025.

                  (c) The principal occupation of each individual who is a Reporting Persons is venture capitalist. The primary business of USVP V, V Int'l, EP V and 2180 V is to make investments in private and public companies, and the primary business of PMG V is to serve as the general partner of the foregoing. The primary business of USVP VII, EP VII-A, EP VII-B and 2180 VII is to make investments in private and pubic companies; the primary business of PMG VII is to serve as the general partner of the foregoing.

                                                            Page  21 of 30 Pages

                  (d) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the last five years, none of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                  (f) USVP V, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180 VII are Delaware Limited Partnerships, V Int'l is a Cayman Islands Limited Partnership, PMG V and PMG VII are Delaware Limited Liability Companies, and Federman, Fu, Green, Krausz, Liddle, Phillips, Root and Young are United States citizens.

ITEM 3.           Source and Amount of Funds or Other Consideration.

                  Certain of the Reporting Persons received shares of the Common Stock of Issuer and warrants to purchase the Common Stock of Issuer in a stock for stock exchange merger between Occam California and the Issuer on May 23, 2002.

ITEM 4. Purpose of Transaction. Certain of the Reporting Persons received shares of the Common Stock of Issuer and warrants to purchase the Common Stock of Issuer in a stock for stock exchange merger between Occam California and the Issuer on May 23, 2002. The Reporting Persons hold their securities of the Issuer for investment purposes. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the shares of Common Stock of the Issuer held by the Reporting Persons in the open market or in privately negotiated transactions, may distribute the Common Stock held by the Reporting Persons to their respective partners. Any actions the Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation of the Company's business, financial condition, operations and prospects; the relative attractiveness of alternative business and investment opportunities; and other future developments.

                  Except as set forth above, the Reporting Persons have no present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through
                  (j) of Item 4 of Schedule 13D.

                  Steven Krausz is Chairman of the Board of Directors of the Issuer.

ITEM 5. Interest in Securities of the Issuer. This information is provided as of May 23, 2002.

                  (a) See Rows 11 and 13 for each Reporting Person.

                  (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

                                                            Page  22 of 30 Pages


                  (c) The following  transactions  in the Issuer's  Common Stock were made by Reporting Persons in the last 60 days:

                           On May 23, 2002 certain of the Reporting Persons acquired 17,504,975 shares (in the aggregate) of the Issuer and warrants to purchase 710,147 shares of Common Stock (in the aggregate) in connection with the stock for stock exchange merger of the Issuer and Occam California.

                  (d) Under  certain  circumstances  set  forth  in the  limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V, USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

                   (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER. Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V, USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS. Exhibit A: Agreement of Joint Filing; Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact

                                                             Page 23 of 30 Pages
                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 23, 2002

U.S. Venture Partners V, L.P.                                    /s/ Michael Maher
By Presidio  Management Group V, L.L.C.                          ------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.                                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                               /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.                                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group V, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

                                                            Page 24 of 30 Pages

U.S. Venture  Partners VII, L.P.                                /s/ Michael Maher
By Presidio  Management Group VII, L.L.C.                       -----------------
Its General Partner                                             Signature


                                                                Michael Maher
                                                                Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners VII-A                                /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                        -----------------
Its General Partner                                             Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners VII-B                                 /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund VII, L.P.                                   /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


Presidio Management Group VII, L.L.C.                            /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


Irwin Federman                                                   /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Winston S. Fu                                                    /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

                                                            Page 25 of 30 Pages


Jason E. Green                                                   /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Steven M. Krausz                                                 /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


David Liddle                                                     /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Stuart G. Phillips                                               /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Jonathan D. Root                                                 /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Philip M. Young                                                  /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


                                                            Page 26 of 30 Pages


                                  EXHIBIT INDEX

                                                                Found on
                                                              Sequentially
Exhibits                                                     Numbered Pages
--------                                                     --------------
Exhibit A: Agreement of Joint Filing                               27


Exhibit B:  Reference to Michael Maher as Attorney-in-Fact         30

                                                             Page 27 of 30 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Occam Networks, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.


Dated:  December 23, 2002


U.S. Venture Partners V, L.P.                                    /s/ Michael Maher
By Presidio  Management Group VII, L.L.C.                        ----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.                                       /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                               /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.                                     /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


Presidio Management Group V, L.L.C.                              /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

                                                             Page 28 of 30 Pages

U.S. Venture  Partners VII, L.P.                                 /s/ Michael Maher
By Presidio  Management Group VII, L.L.C.                        -----------------
Its General Partner                                              Signature


                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners VII-A                                 /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP Entrepreneur Partners VII-B                                 /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund VII, L.P.                                   /s/ Michael Maher
By Presidio Management Group VII, L.L.C.                         -----------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


Presidio Management Group VII, L.L.C.                            /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


Irwin Federman                                                   /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Winston S. Fu                                                    /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

                                                             Page 29 of 30 Pages


Jason E. Green                                                   /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Steven M. Krausz                                                 /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


David Liddle                                                     /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Stuart G. Phillips                                               /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Jonathan D. Root                                                 /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Philip M. Young                                                  /s/ Michael Maher
                                                                 -----------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

                                                            Page 30 of 30 Pages

                                    EXHIBIT B


                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


         Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.